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                                  EXHIBIT 23.1

Ross Stores, Inc.
Newark, California

We consent to the incorporation by reference in this Registration Statement of Ross Stores, Inc. on Form S-8 of our report dated March 12, 1999, appearing in the Annual Report on Form 10-K of Ross Stores, Inc. for the year ended January 30, 1999.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
San Francisco, California

April 14, 2000


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